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                                                                    Exhibit 99.1
[Logo of Vencor, Inc. appears here]



CONTACT:  Richard A. Schweinhart
          Senior Vice President and Chief Financial Officer
          (502) 596-7379

          Richard A. Lechleiter
          Vice President of Finance,
          Corporate Controller and Treasurer
          (502) 596-7734

          Media Inquiries
          Susan E. Moss
          Vice President, Corporate Communications
          (502) 596-7296



FOR IMMEDIATE RELEASE
---------------------


          VENCOR ANNOUNCES FOURTH QUARTER EXPECTATIONS

LOUISVILLE, Ky. (Jan. 26, 1999) - Vencor Inc. (NYSE: VC) today announced that it expects earnings for the fourth quarter, exclusive of unusual transactions, to be substantially lower than the third quarter of 1998. Excluding the effect of unusual transactions and a change in the effective tax rate, the Company reported a loss of $0.02 per share for the third quarter ended September 30, 1998.

     Operating results for the fourth quarter in each of the Company's three operating divisions are expected to be below management's expectations. While volume trends in both the hospitals and the nursing centers have improved over the results achieved in the third quarter of this year, operating costs have increased. In addition, Vencare revenues are expected to decline in the fourth quarter compared to those reported in the third quarter. More detailed information, including segment reporting, will be available at the time of the Company's formal release of year-end results.

     Vencor also announced that it expects that reported 1998 results will be impacted adversely by certain recurring year-end adjustments, the most significant of which relates to an increase in the provision for bad debts for its nursing center and Vencare businesses which could aggregate approximately $20 million. Adjustments to other accruals, as well as balance sheet adjustments related to the Hillhaven, TheraTx and Transitional mergers, are also expected to impact negatively fourth quarter results.

     Certain shareholder litigation assumed in connection with the TheraTx acquisition has been recently settled. The settlement totaled approximately $16 million, of which approximately one-half was previously recorded as part of the TheraTx purchase price. The remainder, including a provision for legal fees, will be charged to earnings in the fourth quarter.

     The Company also stated that certain additional adjustments may be recorded in connection with asset valuations in the fourth quarter, including a write-down of its investment in a nursing
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center in Wisconsin and the previously announced write-down of its investment in
Behavioral Healthcare Corporation. The Company also is reviewing the expected recoverability of recorded amounts of goodwill and deferred tax assets at year end and may record a fourth quarter charge based on the results of the review.

     In addition, the Company announced that it may be required to renegotiate its bank credit facility since the previously discussed operating results and adjustments may result in certain covenant violations. The Company is in discussions with its lead banks and anticipates that it will successfully conclude its negotiations prior to releasing its financial results for 1998. The Company is current with respect to its payment obligations under its debt agreements.

     At this time, the Company has not completed its analysis of operating results and year-end adjustments, nor has the annual independent audit been completed. Accordingly, other year-end accounting issues may arise prior to the Company's formal earnings release.

     Edward L. Kuntz, newly appointed Chairman and Chief Executive Officer, commented, "With the help of our independent auditors, we are conducting a rigorous review of the Company's financial condition. While our fourth quarter results will suffer from the operational performance and year-end adjustments, we are now positioned to move forward. We are proceeding aggressively to address the challenges presented to our three business lines by a difficult industry environment. In addition, we have a team in place that is committed to ensuring the success for Vencor as a premier provider of long-term health care services across the country."

     Vencor is a long-term healthcare provider operating hospitals, nursing centers and contract ancillary services in 46 states.

     Certain statements made in this press release, including, but not limited to, statements containing the words "anticipates", "expects", "will", "may" and similar words constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors may include, without limitation, the increase in the Company's cost of borrowing, its ability to attract patients and the effect of healthcare reform and legislation on the Company's business strategy and operations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of the future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.